EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, as Amended, and the American Commercial Lines Inc. 2005 Stock Incentive Plan of our report dated March 15, 2005, with respect to the consolidated financial statements and schedule of American Commercial Lines Inc. included in its Registration Statement (Form S-1 No. 333-126696) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
October 12, 2005
Louisville, Kentucky